UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/30/2006

American Technology Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24248

Delaware	87-0361799
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

15378 Avenue of Science, Ste 100,
San Diego, California 92128
(Address of principal executive offices, including zip code)

(858) 676-1112
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On June 30, 2006, Mr. Charles W. Peacock commenced employment as our Vice President, Government and Military Sales. From October 2000 to February 2006, Mr. Peacock was Vice President, Federal Sales with Gartner, Inc., a provider of research and analysis on information technology, communications and related industries, where he developed market presence across all product and service offerings and provided organizational alignment to the federal government market segment. Mr. Peacock is 51 years old.

There were no arrangements or understandings between Mr. Peacock and any other person pursuant to which Mr. Peacock was selected as an executive officer. There are no family relationships between Mr. Peacock and any of our directors and executive officers. Except as described below, there are no transactions between Mr. Peacock and American Technology Corporation in which Mr. Peacock has a direct or indirect material interest which we are required to report.

Mr. Peacock's employment is terminable at-will by us or by Mr. Peacock for any reason, with or without notice. Mr. Peacock's annual salary is $180,000, and he participates in bonus, benefit and other incentives at the discretion of the compensation committee of our board of directors. On July 5, 2006, in accordance with Mr. Peacock's offer letter, we granted Mr. Peacock a stock option exercisable for 100,000 shares of our common stock pursuant to our 2005 Equity Incentive Plan. The option vests quarterly over four years and has a five-year term, subject to continued service and other conditions.

Item 7.01.    Regulation FD Disclosure

On July 6, 2006, we issued a press release announcing Mr. Peacock's appointment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Exhibit No.    Description

99.1               Press Release dated July 6, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Technology Corporation

Date: July 07, 2006	By:	/s/ John R. Zavoli
John R. Zavoli
President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	ATC Press Release Dated July 6, 2006